ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR RESIDENT TRUST FUNDS

This ASSIGNMENT AND ASSUMPTION AGREEMENT FOR RESIDENT TRUST FUNDS is entered into this ____ day of September, 2006, by and among Pacer Health Management Corporation of Georgia, a Georgia corporation (the “Current Operator”), and Greene County Nursing Center, LLC, a Georgia limited liability company (the “New Operator”).

Background

A.

Each of the Current Operator and the New Operator is a party to that certain Asset Purchase Agreement (“Agreement”) dated as of September __, 2005.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

B.

It is a condition to the Closing under the Agreement that the Current Operator assign all of its right, title, and interest in, to, and under the resident trust funds (as those terms are used in Section 4.19 of the Agreement) to the New Operator, and that the New Operator assume the Current Operator’s obligations with respect to such Resident Trust Funds arising after the date hereof.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto, intending to be bound, hereby agree as follows:

1.

The Current Operator hereby assigns, transfers, and conveys all of its right, title, and interest in, to, and under the resident trust funds to the New Operator.

2.

The New Operator hereby assumes all liabilities arising after the Effective Time with respect to the resident trust funds.

3.

Capitalized terms used herein and not otherwise defined herein are used herein with the meanings ascribed to such terms in the Agreement.

4.

This Agreement may be executed and delivered, including by facsimile transmission or by electronic transmission in Adobe portable document format (or a “PDF file”) in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

[Signatures appear on following page]

LEGAL_US_E # 71996900.1

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment and Assumption of Resident Trust Funds Agreement as of the day and year first above written.

CURRENT OPERATOR:

Pacer Health Management Corporation of Georgia

By:

Name:

Title:

NEW OPERATOR:

Greene County Nursing Center, LLC

By:

Name:

Title:

LEGAL_US_E # 71996900.1